                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                   DOUBLECLICK AND PLAINTIFFS AGREE TO SETTLE
                         CLASS ACTION PRIVACY LITIGATION

NEW YORK, March 29, 2002 - DoubleClick Inc. (Nasdaq: DCLK) and Co-Lead Counsel for Class Action Plaintiffs today announced that they have reached an agreement to settle all the federal and state class action privacy litigation against the company. In the agreement, DoubleClick commits to a series of industry-leading privacy protections for online consumers while continuing to offer its full range of products and services.

The settlement agreement announced today will result in the dismissal of the federal and state class action privacy lawsuits that were filed against DoubleClick starting in January 2000. There will be a hearing on May 21, 2002 at 10:00 a.m. in Courtroom 21A in the United States District Court for the Southern District of New York to address final court approval of the settlement agreement.

As part of this agreement, DoubleClick has agreed to adhere to the following practices and policies:

o Clear Notice: The company's privacy policy will include easy-to-read explanations of its online ad serving services.

o Enhanced Choice: If the company collects personally identifiable information, previously collected clickstream obtained by the company from across web sites can only be combined with the personally identifiable information after the provision of clear and conspicuous notice to the Internet user and receipt of the Internet user's opt-in choice.

o Consumer Education: The company will undertake a consumer education effort, which includes 300 million consumer privacy banner ads that invite consumers to learn more about how to protect their online privacy. Over the last two years, the company has already voluntarily delivered 100 million ads relating to consumer privacy.

o Consistency: The company will ensure that an Internet user's online data will not be used in a manner materially inconsistent with the privacy policy under which it was collected, unless the consumer has given permission to do otherwise. The company will take steps to require that a successor to DoubleClick's business does not use Internet users' online data in a manner inconsistent with the privacy policy under which that data was collected.

o Purging of Data and Cookie Life: The company will institute internal policies to ensure the protection and routine purging of data collected online. The company will also purge online data it obtained during the course of testing the manner in which online and offline data could be merged. The company has also agreed to limit to five years the life of new ad serving cookies.

o Settlement Compliance: A nationally recognized independent accounting firm will conduct annual reviews for the next two years of DoubleClick's compliance with specified terms of the settlement, expanding on DoubleClick's current auditing program with PricewaterhouseCoopers.

o Legal Fees: Legal fees and costs of up to $1.8 million will be paid by the company. In the third quarter of 2001, DoubleClick publicly announced that it had accounted for this charge as part of its operating expenses.

The term of the settlement is two years.

"The steps we are taking represent by far the most aggressive leadership position regarding privacy within our industry," said Jules Polonetsky, Chief Privacy Officer, DoubleClick. "DoubleClick will continue to provide the same full range of marketing solutions for our clients, buttressed by new and improved internal controls and protections to further safeguard consumer information."

"We are pleased that we accomplished the main goal of the litigation -- namely to ensure that there is a strong set of protections in the event DoubleClick attempts to merge clickstream and personal information. We are hopeful that the rest of the online advertising industry looks to this case as setting a standard for the future," said co-lead plaintiffs' settlement counsel, Seth Lesser, Dennis Stewart, Bryan Clobes and Ira Rothken. They said that the settlement is a "very good result" because it goes further than steps the company had taken since the lawsuits were filed by "requiring data purging, a public information campaign, cookie life reduction, and compliance reviews of DoubleClick's settlement commitments by a reputable, national auditing firm, all of which significantly promote the protection of Internet user privacy."

Mr. Polonetsky also noted that over the last two years, DoubleClick has launched several initiatives in order to further protect consumer privacy on the Internet. DoubleClick now has a fully staffed privacy team. The company maintains an active Consumer Privacy Advisory Board, has been audited by PricewaterhouseCoopers for compliance with the Network Advertising Initiative's Self-Regulatory Principles, and solicits public and governmental feedback on its privacy policy.

A copy of the settlement agreement is available to the public for review at the office of the Clerk of the Court, United States District Court, Southern District of New York. Additional information about the settlement is available at http://settlement.doubleclick.net/settlement

Contacts

For DoubleClick:  Jennifer Blum, DoubleClick Inc., at 212-381-5705.

For Plaintiffs Settlement Class Counsel: Seth R. Lesser, Bernstein Litowitz Berger & Grossmann LLP, at 212-554-1400.

The Plaintiffs Settlement Class Counsel are Seth R. Lesser, Bernstein Litowitz Berger & Grossmann LLP, 1285 Avenue of the Americas, New York, New York 10019; Dennis Stewart, Milberg Weiss Bershad Hynes & Lerach LLP, 401 B Street, Suite 1700, San Diego, California 92101; Bryan L. Clobes, Miller Faucher and Cafferty, 30 South 15th Street, Suite 2500, Philadelphia, Pennsylvania 19102; and Ira Rothken, The Rothken Law Firm, 1050 Northgate Drive, Suite 520, San Rafael, California 94903

                                      # # #